Exhibit 99.2
Abercrombie & Fitch
November 2009 Sales Release
Call Script
This is Eric Cerny, Manager of Investor Relations for Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended November 28, 2009.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended November 28, 2009, were $245.7 million, an 8% decrease from net sales of $267.3 million for the four-week period ended November 29, 2008. Total Company direct-to-consumer net merchandise sales were $24.5 million for the four-week period ended November 28, 2009, a 3% increase from sales for the four-week period ended November 29, 2008. November comparable store sales decreased 17%.
By brand, Abercrombie & Fitch comparable store sales were down 11%. Men’s comps were down by a high single digit; women’s comps were down by a mid-teen. Transactions per average store decreased 3%; average transaction value decreased 3%.

Abercrombie & Fitch
November 2009 Sales Release
Call Script
For abercrombie, comparable store sales were down 16%. Guys comps were down by a high teen; girls comps were down by a mid-teen. Transactions per average store decreased 1%; average transaction value decreased 9%.
Hollister comparable store sales were down 23%. Dudes comps were down by a high teen; Bettys comps were down by a mid twenty. Transactions per average store decreased 5%; average transaction value decreased 12%.
RUEHL comparable store sales were down 15%. Men’s comps were down by a low double digit; women’s comps were down by a high teen. Transactions per average store decreased 1%; average transaction value decreased 9%.
Across all brands, average unit retail decreased 13%.
Beginning November 24th, we conducted special events in which complimentary gift cards were issued to customers who made purchases above defined amounts. The value of these gift cards issued but not redeemed has been deducted from our reported sales for the month. Upon redemption of the gift cards, the value of the gift cards will be included in sales for the applicable month. Gift cards issued as a result of the special events have an expiration date of January 30, 2010.

Abercrombie & Fitch
November 2009 Sales Release
Call Script
For the month of November, same store sales were weaker in the period prior to Thanksgiving than in the week of Thanksgiving.
From a merchandise classification standpoint across all brands, sweaters and wovens were stronger categories for men’s, while knits and fleece were weaker categories. For women’s, woven shirts were stronger while knit tops and sweaters were weaker performing categories.
Regionally, comparable store sales were down in all US regions and Canada, with the western region performing relatively better. Comparable store sales continued to be strongly positive in the London flagship store.
Thank You.

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